Exhibit 10.23

SEVERANCE AGREEMENT AND RELEASE

TIIlS SEVERANCE AGREEMENT AND RELEASE ("Agreement") is entered into as of the date on the signature page, by and between MM Enterprises USA, LLC, a Delaware limited liability company, and its owners, officers, directors, employees, agents, assigns, parents, affiliates, subsidiaries, and successors in interest and merged (predecessor) entities (collectively, the "Company") and Michael W. Kramer ("Employee") (together the "Parties").

R E C I T A L S

This Agreement is entered into with reference to the following facts:

WHEREAS, Employee was employed by Company on an atwill basis at all times and until October 11, 2019 (the "Separation Date") which is the employment termination date for the Employee for all purposes, except as otherwise set forth herein, meaning the Employee is not entitled to any further compensation, monies, or other benefits from the Company as of the Separation Date; and

WHEREAS, it is now the Company's desire and intention to provide for severance pay and to resolve any and all disputes between Company and Employee relating to Employee' s employment with and/or separation from Company.

NOW THEREFORE, in consideration of the mutual agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

The parties acknowledge that the Recitals stated above are fully incorporated and are part of this Agreement.

1. Purpose. This Agreement is not and shall not in any way be considered or interpreted as an admission by Company, or any of its directors, officers, agents, employees or representatives, of any acts of discrimination whatsoever against Employee, or any other person, or that Company violated any federal, state, or local law, or that Employee's separation from employment was unwarranted, unjustified, discriminatory or otherwise unlawful. This Agreement is the good faith settlement of any potential disputed claims, and Company specifically disclaims any liability to or discrimination against Employee or any other person, on the part of itself, its directors, officers, agents, employees, or representatives.

Employee acknowledges that Company is not entering into this Agreement because it believes that Employee has any cognizable legal claim against the Released Parties (defined below). IfEmployee elects not to sign this Agreement, the fact that this Agreement was offered will not be understood as an indication that the Released Parties believed Employee was treated unlawfully in any respect.

2. Employee's Separation. Effective on the Separation Date, Employee shall permanently separate from his employment with Company, and upon such Separation Date his employment relationship with Co.mpany, its parents, affiliates, and successors is permanently .and irrevocably severed and terminated. Company and Employee agree that Employee will be deemed to have separated from his employment with Company, effective on the Separation Date, in exchange for this Release of all claims.

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3. Severance. In consideration of Employee's full waiver and release of all claims as set forth herein, and provided Employee signs this Agreement, Employee returns all Company property, including Employee's Company laptop, and Employee fully abides by the terms of this Agreement, Company agrees to pay to Employee the following as severance ("Severance Payment"):

(a) The Company agrees to waive the clawback provisions of Employee's signing bonus of Two Hundred Thousand Dollars and No Cents ($200,000.00), granted to Employee in that certain offer letter dated December 5, 2018 ("Signing Bonus"), such that Employee will keep his Signing Bonus, effective eight days after the day that Employee signs the Agreement and delivers it to Company (the "Effective Date"); and

(b) A grant of public company stock with a value of Two Hundred Thousand Dollars and No Cents ($200,000.00) in MedMen Enterprises, Inc. ("MlVIB, Inc."). The stock grant shall be made on December 31, 2019 and priced as of the date of grant, subject to vesting as follows (i) one third will vest on April 11, 2020; (ii) one third will vest on October 11, 2020; and (iii) the final third will vest on April 11, 2021. The grant of said stock shall be subject to full compliance by the parties with the terms, conditions and requirements of the governing documents for that Company. All stock issued hereunder shall contain the standard legend referencing the Securities Act of 1933 that is attached to all shares of the Company's stock that are issued to U .S. residents.

Employee specifically acknowledges and agrees that the Severance Payment set forth in this Section 3 constitutes adequate and full consideration for this Agreement. Employee further acknowledges that he would not otherwise be entitled to this Severance Payment under any employment agreement, Company policy, or any law.

4. Benefits. The parties agree that Employee shall receive any and all benefits due to Employee upon termination of employment in accordance with the Company's policies and benefits plans, including, without limitation, accrued but unused vacation, sick or skip pay, if applicable, and any vested pension or other vested retirement benefits. However, your health insurance benefits will continue through the end of this month, and you will receive paperwork regarding your right to continue your coverage under COBRA. Ifyou elect to continue coverage under COBRA, the Company will pay for the required employee portion of the COBRA premium for continued coverage through the end of this month. You will be responsible for and must pay the entire portion of your premium related to dependent coverage. On the first day of the month following the Separation Date, you may still elect to continue COBRA coverage, but you will be responsible for the entire COBRA premium at a cost in compliance with applicable laws and our plan terms, conditions and limitations.

5. Stock Options. Company and Employee acknowledge that Employee was granted certain non-qualified stock options in MedMen Enterprises, Inc. (the "Options"), to purchase up to $5,000,000.00 of Class B Subordinate Voting Shares, pursuant to an offer letter dated December 5, 2018 ("Award Agreement"). Employee expressly acknowledges and agrees that, as of the Separation Date, his interests in the Options issued pursuant to the Award Agreement have not vested. Employee expressly acknowledges and agrees that, on the Effective Date, and in consideration of the Separation set forth below in this Agreement, and the other terms and conditions of this Agreement, Employee will and hereby does forfeit all rights, title and interest, whether legal or equitable, vested or unvested, actual or contingent, in, under or to the Options under the Award Agreement or otherwise, such that as of the Separation Date, Employee shall have no claims or rights in or to any Options under the Award Agreement or otherwise in or with respect to the stock of MedMen Enterprises, Inc. Employee further agrees to execute such other documents as may be required to confirm and effectuate the tennination and forfeiture of the Award Agreement, and the Options.

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6. Payment of Wages. Employee acknowledges that payment by Company of the Severance Payment is a voluntary payment that would not be made except for Employee's agreement to all of the terms of this Agreement. Employee further acknowledges that Severance Payment is in addition to and not in lieu of any other amounts due Employee as wages as of the Separation Date.

Employee and Company acknowledge and agree that Company has paid Employee the sum of (i) all amounts earned as wages during the period commencing at the end of the regularly scheduled pay period ending on the Separation Date, and (ii) all accrued but unused vacation, sick or skip time and/or paid time off (collectively "Final Pay") on the Separation Date. Employee further acknowledges that Company has provided him all meal and rest periods, overtime pay, and has been fully reimbursed for any unpaid business expenses under the California Labor Code.

Employee agrees that as of the Separation Date, Company shall have no obligation to Employee other than Final Pay and any duties and obligations created by this Agreement. By cashing, depositing, or otherwise negotiating Company's check, Employee will conclusively agree that amounts received as Final Pay are correct and constitute payment in full of all amounts due Employee.

7. Referrals. Company agrees that it will answer all reference inquiries with respect to Employee by stating the separation date, dates of employment, and job title.

8. Unemployment Insurance Claim. Company agrees that it will not contest or oppose Employee's claim for unemployment insurance benefits, if any is made.

9. Employee's Release and Waiver. Employee hereby forever releases and discharges Company and its affiliates (including but not limited to MMMG, LLC a Nevada limited liability company and MedMen Enterprises, Inc.), successors and assigns, as well as each of its past and present officers, directors, employees, agents, attorneys, insurers, and shareholders (collectively, the "Released Parties"), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, that Employee had, now has or may hereafter claim to have against the Released Parties arising out of or relating in any way to Employee's employment with and separation from Company (including but not limited to any claims arising out of or relating in any way to the employment or the Options), or otherwise relating to any of the Released Parties from the beginning of time to the date of this Agreement (the "Release"). This Release specifically extends to, without limitation, any and all claims or causes of action for wrongful termination, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and any claims under any applicable state, federal or local statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Fair Labor Standards Act, as amended, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act, as amended, the Older Workers' Benefits Protection Act (29 U.S.C. §626), as amended, the Worker Adjustment and Retraining Notification Act, as amended, Section 806 of the SarbanesOxley Act, the Family and Medical Leave Act, as amended, the California Family Rights Act, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code; provided, however, that this Release does not waive, release, or otherwise discharge any claim or cause of action that cannot legally be waived as a matter of law, including, but not limited to, workers' compensation benefits and unemployment benefits.

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To comply with the Older Workers' Benefits Protection Act (29 U.S.C. §626(.f)) and effectuate the release by Employee of any potential claims under the federal Age Discrimination in Employment Act, Employee agrees as follows:

(a) Employee specifically understands and acknowledges that the Age Discrimination in Employment Act of 1967, as amended, provides Employee the right to bring a claim against the Released Parties if Employee believes that the Release Parties have discriminated against Employee on the basis of age. Employee understands the rights under this Act and agrees that, by signing this Agreement, Employee may not file any claim or action against any of the Released Parties based on any alleged violation(s) of the Age Discrimination in Employment Act through the Effective Date of this Agreement. Employee waives any right to assert a claim for relief available under the Age Discrimination in Employment Act, including, but not limited to, back pay, attorneys' fees, damages, lost benefits, reinstatement or injunctive relief for any act or omission by any of the Released Parties through the Effective Date of this Agreement.

(b) Employee understands and agrees that Employee has twenty-one (21) calendar days to consider this Agreement. Employee is advised to consult an attorney regarding this, and all provisions, in this Agreement before signing it. Employee further acknowledges, understands, and agrees that if Employee signs this Agreement prior to the twenty-one (21) day period expiring, the decision to do so is Employee's and that as a result, Employee will have voluntarily, knowingly, and willingly waived the twenty-one (21) day period. Employee further acknowledges, understands, and agrees that this Agreement shall not become effective and enforceable until seven (7) calendar days after Employee has signed it. During this seven (7) calendar-day-period, Employee may revoke this Agreement ("Revocation Period"). If Employee elects to revoke this Agreement during this seven-day period, Employee agrees to deliver or cause the revocation in writing to be delivered to MedMen's Corporate Office, (Attn: llll) 5880 Jefferson Boulevard, Suite G, Culver City, California 90016. Employee will ensure that such notification will arrive within this seven (7) day period. Employee understands that revoking this Agreement will void it and he will not be entitled to any benefits under this Agreement.

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10. Waiver Under Section 1542 of the California Civil Code. For the purpose of implementing a full and complete release, Employee understands and agrees that this Agreement is intended to include all claims, if any, which Employee may have and which Employee does not now know or suspect to exist in his favor against the Released Parties and this Agreement extinguishes those claims. Accordingly, Employee expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California ("Section 1542") and any similar statute or regulation in any other applicable jurisdiction. Section 1542 states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN ms OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee understands that Section 1542 gives him the right not to release existing claims of which he is not now aware, unless he voluntarily chooses to waive this right. Even though Employee is aware of the rights described in Section 1542, Employee nevertheless hereby voluntarily waives such rights and elects to assume all risks for claims that now exist in his favor, known or unknown, arising from the subject matter of the general release in this Agreement.

11. No Claims or Lawsuits. Employee agrees not to bring any claim, action, suit or proceeding against Company or any of the other Released Parties regarding the matters settled, released and dismissed hereby, including, but not limited to, any claim, action, suit or proceeding raised or that could have been raised in connection with any claim or matter which is the subject of the Release. Employee further agrees not to assist any other person in prosecuting an action, suit, or proceeding against Company or any other Released Parties. Employee further agrees that this Agreement is a bar to any such claim, action, suit, or proceeding.

12. Participation in Agency Proceedings. Nothing in this Agreement shall prevent Employee from filing a charge (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (the "EEOC"), the National Labor Relations Board (the ''NLRB"), the California Department of Fair Employment and Housing (the "DFEH"), or other similar federal, state, or local agency, from participating in any investigation or proceeding conducted by the EEOC, the NLRB, the DFEH, or similar federal, state or local agencies, or testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of any other party, or on the part of the agents or employees of another party, when the person testifying has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or legislature. However, by entering into this Agreement, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary relief or other personal relief as a result of any such EEOC, NLRB, DFEH or similar federal, state, or local agency proceeding, including any subsequent legal action.

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13. Trade Secrets and Confidential Information/Company Property. Employee's signature below constitutes his certification that he has returned all documents, property, and other items provided to him by the Company, developed, or obtained by him in connection with his employment with the Company, or otherwise belonging to the Company. Employee further represents, warrants, and agrees that he will continue to comply with all terms and conditions of any and all Confidentiality Agreements, Non-Disclosure Agreements, or any other Agreement to Protect Proprietary Information of Employer, and that such continuing obligations survive the ending of his employment. Employee represents and warrants that he has not to date and will not misuse or disclose Confidential Information to any unauthorized party. Employee understands and acknowledges that this representation and warranty extends to his continuing duty of non- disclosure related to any and all privileged information obtained during his employment with the Company. Employee hereby grants consent to notification by Company to any new employer of Employee about Employee's obligations under this provision.

14. Warranty and Indemnification Regarding Non-Assignment of Claims. Employee hereby represents and warrants that he is the sole and rightful owner of all right, title, and interest in and to every claim or matter which is the subject of the Release, and has not heretofore assigned or otherwise transferred, and shall not assign or otherwise transfer, any interest in the claims which are the subject of the Release which he may have against the Released Parties, or any of them, and has not heretofore created or given rise, and shall not create or give rise to any lien, charge, encumbrance or other right by which any other person or entity may claim all or any part of the consideration paid to Employee pursuant to Section 3 of this Agreement. Employee agrees to indemnify and hold Company and all other Released Parties harmless from any liabilities, claims, demands, damages, costs, expenses and attorneys' fees incurred as a result of any person or entity asserting any claim or cause of action based upon any such assignment or transfer or purported assignment or transfer, or any such lien, charge or encumbrance.

15. Responsibility for Tax Liability. Employee recognizes and agrees that he alone is responsible for any local, state, or federal taxes that may be assessed or owing with respect to the Severance Payment that Employee receives. Employee therefore agrees to make no claim against Company for any payment or non-payment of taxes or regarding or relating to the reporting of the payment described in this Agreement, if any, to any taxing authorities. Employee acknowledges and agrees that Company has made no representations to him and has provided no advice to him regarding the tax consequences of the moneys received by him pursuant to this Agreement. Employee agrees to pay federal and state taxes, if any, which are required by law to be paid with respect to the Severance Payment. Employee further agrees to indemnify and hold Company harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against Company for any amounts claimed due on account of this Agreement or pursuant to claims made under any federal or state tax laws, and any costs, expenses or damages sustained by Company by reason of any such claims, including any amounts paid by Company as taxes, deficiencies, levies, assessments, fines, penalties, interest, attorney fees or otherwise.

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16. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a "separation from service" under Section 409A. Notwithstanding the foregoing, Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Employer be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

17. Non-Disparagement. Employee agrees that he shall not, at any time, make, directly or indirectly, any oral or written statements that are disparaging of Company, any of its subsidiaries, affiliates, successors or assigns, including any of its present or former officers, directors or employees. Any violation by Employee of this non-disparagement obligation shall constitute a material breach of this Agreement, entitling Company to seek and recover any and all consequential and foreseeable damages resulting from that breach, including but not limited to forfeiture of consideration and recovery of payments and other consideration given pursuant to Section 3 herein.

18. Confidential Separation. Employee agrees that he shall not discuss the terms of this Agreement with any person without the written consent of Company or its successors and assigns, except with his legal and tax advisors, members of his immediate family, or to the extent required by law. Any breach by Employee of this section shall be considered a material breach of this Agreement. Employee acknowledges that the parties deem confidentiality as a material condition of this Agreement, absent which they would not have agreed to the terms set forth herein. Employee and Company agree that a breach of this confidentiality provision would constitute irreparable harm to Company and that in the event of any breach of this section, Company may obtain an injunction prohibiting future breaches.

19. Cooperation. Employee agrees to cooperate with Company with respect to the prosecution and/or defense oflegal claims that arose during Employee's tenure as an employee of Company, or which relate to events that occurred during Employee's tenure as an employee of Company or to which Employee has any information. Such cooperation shall include, but is not limited to, making himself available for interview by Company and/or its counsel, reviewing and/or identifying documents, giving testimony and/or testifying at trial, and further that Nothing in this Section 19 is intended to or will limit, or impact in any way, the obligation of Employee to testify honestly and accurately in, or to respond to or comply with any legal or judicial proceedings or requirements . Employee will, to the extent legally permissible, immediately notify Company in writing if Employee is ever subpoenaed or otherwise requested to testify in any matter involving Company, so that Company may seek (with Employee's reasonable cooperation) a protective order or other appropriate remedy, at Company 's sole cost and expense. Employee will continue to cooperate in any investigation by Company with respect to Employee' s employment with Company prior to his Separa,tion Date. Notwithstanding the foregoing, nothing in this Agreement shall affect Employee's rights under Labor Code section 2802.

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20. Agreement Not to Disclose Information or Documents. Employee agrees to protect attorney-client privileged communications and private information and documentation concerning fonner and/or current Company employees that Employee learned about or was privy to during his employment at Company.

21. Governing Law and Choice of Venue. This Agreement and all rights, duties and remedies hereunder shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to its choice of law rules. Any disputes under this Agreement shall be adjudicated exclusively in the state court of Los Angeles County, California.

22. Severability. If any court of competent jurisdiction determines that any of the agreements or releases contained herein, or any part thereof, is unenforceable because of the character, duration or scope of such provision, such court shall have the power to sever such provision or modify or reduce the duration or scope of such provision, and, in its reduced form, this Agreement shall then be enforceable to the maximum extent permitted by applicable law.

23. Successors and Assigns. Employee agrees that this Agreement will be binding upon and pass to the benefit of, the heirs, representatives, successors and assigns of the Parties.

24. Amendments. This Agreement may not be amended or modified orally or otherwise, other than by a written instrument signed by Company and Employee.

25. Attorneys' Fees. Ifthere is an action between the parties to this Agreement based on this Agreement, the prevailing party in the action shall be entitled to reasonable attorneys' fees and costs incurred therein. In connection with the preparation and execution of this Agreement, each party shall bear his or its own attorneys' fees and costs.

26. Descriptive Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

27. Interpretation. For purposes of this Agreement, the Parties shall be deemed to have participated equally in its drafting.

28. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of this Agreement shall be deemed an original.

29. Entire Agreement. This Agreement constitutes the parties' complete agreement with regard to the subject matter herein, i.e., the Separation to be paid to Employee in exchange for a release of claims, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. This Agreement does not supersede any prior or contemporaneous agreements regarding matters beyond the subject matter contained herein, including but not limited to, agreements governing confidentiality, trade secrets, and arbitration of disputes.

30. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.

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31. REPRESENTATION BY COUNSEL. EMPLOYEE HAS A RIGHT TO OBTAIN THE ADVICE OF AN ATTORNEY BEFORE ENTERING INTO TIDS AGREEMENT. EMPLOYEE ACKNOWLEDGES THAT HE HAS EITHER BEEN REPRESENTED BY OR RELIED UPON COUNSEL OF HIS OR HER OWN CHOOSING IN CONNECTION WITH THE EXECUTION OF THIS AGREEMENT OR HAS WAIVED THE OPPORTUNITY TO DO SO AND IS FULLY AWARE OF AND UNDERSTANDS THE TERMS AND LEGAL CONSEQUENCES OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

COMPANY MM ENTERPRISES USA, LLC		EMPLOYEE MICHAEL W. KRAMER

By:	/s/ Adam Bierman	/s/ Michael W. Kramer
	Name: Adam Bierman	Michael W. Kramer
Its CEO
	Date: 10/7/19	Date: 10/7/19

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ELECTION TO EXECUTE PRIOR TO EXPIRATION

OF 21-DAY CONSIDERATION PERIOD

I, Michael W. Kramer, understand that I have twenty-one (21) days within which to consider and execute the attached Severance Agreement and Release. However, after having an opportunity to consult counsel, I have freely and voluntarily elected to execute the Severance Agreement and Release before such twenty-one (21) day period has expired.

10/7/19	/s/ Michael W. Kramer
Date	Signature

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